Exhibit 99.1

Press Release	Source: JK Acquisition Corp.
JK Acquisition Corp. Announces Cancellation of its Special Meeting of Stockholders
Thursday January 31, 4:30 pm ET
HOUSTON—(BUSINESS WIRE)—JK Acquisition Corp. (Amex: JKA; JKA.U; JKA.WT) announced today that it has cancelled the special meeting of its stockholders to vote on the proposed merger with Multi-Shot, LLC scheduled for 5:00 p.m. (Central Standard Time) on Thursday, January 31, 2008. Based on the proxies received from its stockholders, the board of directors of JKA has determined that the proposed merger with Multi-Shot will not receive the votes required for approval. As a result, JKA has informed Multi-Shot that it will not receive the approval of the JKA stockholders required to consummate the proposed merger with Multi-Shot. Under the Second Amended and Restated Agreement and Plan of Merger dated August 27, 2007 (the “Merger Agreement”) regarding the proposed merger with Multi-Shot, if JKA does not receive the approval of its stockholders for the proposed merger by January 31, 2008, the Merger Agreement expires on January 31, 2008. After the expiration of the Merger Agreement, the board of directors of JKA anticipates that the proposed merger with Multi-Shot will be abandoned.
The board of directors will continue to evaluate alternatives that may be in the best interests of JKA’s stockholders, including the potential liquidation of JKA.
About JK Acquisition Corp.
Based in Houston, Texas, JKA was formed for the purpose of acquiring one or more operating businesses. JKA raised net proceeds of approximately $77 million through its initial public offering consummated in April 2006 and since the offering has dedicated its time to seeking and evaluating business combination opportunities. JKA’s efforts have not been limited to a particular industry, but it has focused its efforts on acquiring an operating business in the manufacturing, distribution or service sectors headquartered in North America. A full chronology of its relationship with Multi-Shot and the proposed merger with Multi-Shot is included in the definitive proxy statement previously filed with the SEC and sent to JKA stockholders in December 2007.
About Multi-Shot, LLC
Based in Conroe, Texas, with operations in multiple states, Multi-Shot, LLC provides directional drilling services with an established presence in most major onshore producing oil and gas basins in the U.S. Since its inception in 1980, the company has developed into a leading independent service provider that employs a highly skilled and experienced labor force. The company owns and operates equipment of the highest standards and maintains a diversified customer base that includes large, U.S. independent exploration and production companies.

Safe Harbor
This press release includes information that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about JKA . Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical fact, are forward-looking statements. Such forward-looking statements, based upon the current beliefs and expectations of JKA’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.
Contact:
JK Acquisition Corp., Houston
James P. Wilson, 713-978-7557
Source: JK Acquisition Corp.